Exhibit 99.2

Voting Rights Exercise Form DAIHATSU MOTOR CO., LTD	Number of voting rights:

Quantity of shares held as of record date:

Number of voting rights:

Please observe the following

1. When you attend the General Meeting of Shareholders, submit the Voting Rights Exercise Form form (left) at reception.

2. If you are unable to attend the General Meeting of Shareholders, you can exercise your voting rights in one of the following ways:

[Exercising your voting rights in writing]

• Please indicate your vote for or against each proposal on the enclosed Voting Rights Exercise Form and return it so that it is received by 5:30 p.m. JST on Tuesday, June 28, 2016.

[Exercising your voting rights via the Internet]

• Access the following website:

http://www.evote.jp/

• Use the login ID and temporary password, shown below, to log on to the website. Follow the instructions on the screen and exercise your voting rights by 5:30 p.m. JST on Tuesday, June 28, 2016.

3. When indicating your vote on the ballot for Proposal No. 3, you may express your wish to exclude any particular candidate from your vote. To do this, write the corresponding candidate’s number, shown in the “Reference Documents for the General Meeting of Shareholders,” on the space provided. (If exercising your voting rights via the Internet, follow the instructions on the screen.)

4. Be sure to read the back of this sheet as well.

Login ID:

Temporary password: Shareholder Number (eight-digit number)

DAIHATSU MOTOR CO., LTD.

I hereby exercise my voting rights for the DAIHATSU MOTOR CO., LTD. 175th Ordinary General Meeting of Shareholders held on June 29, 2016 (includes any successive sessions or postponed meetings). My vote is as shown in the Voting Rights Exercise Form on the right.

June         , 2016

	Proposals	Vote
	Proposal No. 1	Approve	Dissaprove
	Proposal No. 2	Approve	Dissaprove
	Proposal No. 3	Approve	Dissaprove
My vote excludes Candidate (s) No.:

For each proposal where no vote is indicated, it shall be treated as a vote approving said proposal. DAIHATSU MOTOR CO., LTD.

	Proposal No. 4	Approve	Dissaprove